Exhibit 10.22

Pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, certain information, exhibits, and schedules herein have been omitted because each are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted information, schedules, and exhibits to the Securities and Exchange Commission upon its request.

Proposal for Edison Oncology Holding Corp

STA Project ID: EOHC-20220713A

Attention to:	Bacha Jeffrey [address]

Edison Oncology Holding Corp

From:	STA Pharmaceutical Hong Kong Limited

Project Manager:	[***]	[***]
Business Contact:	[***]	[***]
Commercial Operations Contact:	[***]	[***]

Dated Issued:	12/26/2022
Valid to:	1/15/2023
Version:	2

The information in this quote and the other information that we provide to you in connection with this quotation process is confidential information of STA and is being provided to you on the condition that you will maintain its confidentiality. You may not disclose it to other parties or use it for other purposes. Similarly, we will maintain the confidentiality of the confidential information that you disclose to us in connection with this quotation.

Private & Confidential	2

Contents

1. QUOTATION	4
2. OBJECTIVES	6
3. DELIVERABLES	6
4. ASSUMPTIONS AND PROJECT SCOPE	6
4.1 Assumptions	6
4.1.1 General Assumptions	6
4.1.2 Raw Material & Tooling Assumptions	7
4.2 Project Scope	7
4.2.1 Process Development and Lab Batch Production	7
4.2.2 Pre-Stability Test of Lab Batch	7

Private & Confidential	3

1.	Quotation

Project Description:

Edison Oncology Holding Corp. (EOHC) requested the following drug product activities for EO3001 (elesclomol sodium):

1)	Formulation transfer [***]

2)	Local process development [***].

3)	Pre-Stability Testing: 3M

a)	3 months pre-stability study

Timeline & Price Break Down

Activity	Timeline	Cost (USD)
Lab study for LYO formulation
- Process trial and analytical method trial	2 week	[***]
- Lab batch production	2 week	[***]
- 3M Pre-Stability study	3 months	[***]
Total Timeline and Price (in USD) *The timeline excludes the stability study	1 months*	[***]
Shipping cost (to be charged at actual)		at actual
Cost of project specified material (to be charged at actual)		at actual

Payment and Other Terms:

Payment. STA will issue the invoice based on the payment schedule listed below. All invoices must be paid within 30 days of the invoice date. All invoices must be paid in US Dollars ($) by wire transfer to the designated account.

1) [***] of total price will be billed upon the execution of work order/PO.

2) [***], will be billed upon the release of non-GMP manufacture batches

Shipping. All materials to be provided by STA to Client will be delivered FCA (Shanghai) (Incoterms 2010), materials to be provided by Client to Provider will be delivered DDP (site designated by Provider) (Incoterms 2010).

Bank Information. [***]

Private & Confidential	4

Please note that the name of our bank account is STA Pharmaceutical Hong Kong Limited, please do not wire any fund to any account besides of this. All the STA invoices will only come from our official email domain, which is [***], and please be vigilant on emails which from similar but not our business domain.

Private & Confidential	5

If you accept this quotation please sign and return this document via email (contact information above). Your signature further constitutes acceptance of the price, schedules, payment terms and other terms and conditions set out or referred to in this quotation

Edison Oncology Holding Corp		STA Pharmaceutical Hong Kong Limited

By:		By:

Name:	Jeffrey Bacha	Name:

Title:	Chief Executive Officer	Title:

Date:	26-Dec/2022	Date:

2.	Objectives

The objectives of the project include:

(1)	Perform lab run for lyo formulation

(2)	Pre-stability study

3.	Deliverables

The deliverables of the project are:

(1)	Process development summary report

(2)	Pre-stability study summary

4.	Assumptions and Project Scope

4.1	Assumptions

4.1.1	General Assumptions

This proposal is based on the following assumptions:

(1)	EOHC will provide the required quantity of API along with necessary documents and information like COA, TSE/BSE certificate, MSDS and OEB category to serve process development and GMP batch production. These documentation will be provided by STA API site if the API is produced by STA.

(2)	[***]

(3)	STA will use sound scientific judgment during development & manufacturing and it will be shared with EOHC in planning and execution of all activities. Any other work which may be due to the uncertainties of the program will be discussed and agreed upon with EOHC. In case any ‘out of scope’ work becomes necessary, it would be discussed and agreed upon with EOHC before execution.

Private & Confidential	6

(4)	Based on the progress of the project, if EOHC needs WuXi STA to perform any activities not mentioned in the original scope of project, STA will perform these activities under change orders which are agreed upon with EOHC.

(5)	Project work will start only after acceptance of the proposal/quotation by EOHC and receipt of signed work order at STA. Upon receipt of signed work order, a time of at least 2 weeks will be necessary to arrange required resources to start work on the project.

4.1.2	Raw Material & Tooling Assumptions

(1)	WuXi STA will be responsible for sourcing all raw materials from suppliers approved (suggested by) EOHC. There is also an option to use excipients which are maintained in GMP inventory at STA (more cost efficient).

(2)	Cost for specialized tooling or equipment change part is not considered in this quotation. This cost will be charged to EOHC at actual.

(3)	Non-laminated stopper to be used for the project.

4.2	Project Scope

4.2.1	Process Development and Lab Batch Production

Formulation and process transfer shall be conducted briefly in a lab scale to facilitate the further engineering study design. No formulation development work is needed. Simplified process work will support to produce lab batch and preliminary analytical method evaluation (pH, osmolality, assay, purity, reconstitution time and water content). No method transfer and qualification will be covered.

4.2.2	Pre-Stability Test of Lab Batch

This work includes setup, testing and reporting of stability data for pre-stability. Standard ICH conditions will be run to include identified Product storage condition and ICH mandated accelerated storage condition.

[***]

Private & Confidential	7

STANDARD TERMS

The client (“Client”) and STA Pharmaceutical Hong Kong Limited (“Provider”) have prepared a quote or similar document that describes pricing and technical terms for a project (the “Order”). The Order and these Standard Terms constitute the agreement between Client and Provider for the project (the “Agreement”). Each of Client or Provider will be referred to individually as a “Party” and collectively as the “Parties.”

1.	DEFINITIONS

1.1 “Affiliate” of a Person means any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the Person.

1.2 “Applicable Law” means any statute, law, regulation, ordinance, rule, standard, guideline, decree, order, policy or directive relevant to the activities performed under this Agreement or otherwise applicable to the Parties, including, but not limited to, applicable cGMP issued by the relevant regulatory authority.

1.3 “Confidential Information” of a Party (the “Disclosing Party”) means all information and materials disclosed by or on behalf of one Party to the other party (the “Receiving Party”) or its Related Persons (as defined below) in connection with the Agreement, either directly or indirectly, formally or informally, whether in tangible, electronic, oral or written form, or by inspection or observation of tangible objects, including, without limitation, commercial, contractual or financial information, know-how, designs, drawings, reports, technical specifications, pricing information, marketing information, inventions and ideas, materials, notes, summaries, formulas, processes, prototypes, developments, photographs, plans, sketches, diagrams, models, specifications, samples, studies, findings, financial models, and listings, and that are that is reasonably considered to be confidential. The Confidential Information of both Parties includes the existence, terms and objectives of the Agreement, and the nature of any dispute and the outcome of any arbitration proceedings arising out of or in connection with the Agreement.

1.4 “Control” over a Person means (a) owning 50% or more of the voting securities or other ownership interests of the Person or (b) having the power to direct the management or policies of the Person.

1.5 “Intellectual Property” means any intellectual or industrial property, including, without limitation, patents, trademarks, trade names, brands, service marks, domain names, copyrights, designs, utility models, know-how, Confidential Information, trade secrets, and computer software programs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

1.6 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

1.7 “Services” means the pharmaceutical research, development and manufacturing services, excluding certain pharmaceutical process development and manufacturing services of oligonucleotide products, to be performed by Provider and/or its Affiliate(s) pursuant to this Standard Terms or an Order.

2.	SERVICES

2.1 Order. Provider shall provide Services to Client pursuant to the Order. If there is a contradiction between a provision of these Standard Terms and the Order, then the provision will take precedence unless the Order specifically states that it takes precedence over the provision.

2.2 Affiliates. Provider may delegate or subcontract all or part of the Services to any or more of its Affiliates under Provider’s sole discretion without any prior approval of the Client. If the Services are provided by an Affiliate, such Affiliate shall be bound by these Standard Terms. The Parties shall be liable for any breach of this quotation committed by its Affiliate.

3.	SERVICE FEE; PAYMENT

3.1 Service Fee. Client shall pay Provider a service fee in the amount and manner provided in the Order (the “Service Fee”).

3.2 Expenses. Client shall reimburse Provider for reasonable expenses that are (a) authorized by Client, (b) described in the Order, or (c) described in these Standard Terms, including Sections 4.4, 5.1, 5.2, 5.3, 7.1(b), 9.3 and 12.

3.3 Milestones. If the Order includes a payment for completion of a project stage or other kind of milestone, then Provider shall notify Client promptly after the milestone is achieved. Client will be deemed to have agreed that the milestone was achieved unless it notifies Provider otherwise within ten business days. Each milestone payment is designed to reflect fair value of the corresponding Services, and is not dependent on any other milestone unless otherwise specified in the Order.

3.4 Invoice and Payment. Provider shall invoice the Client in accordance with the milestones in accordance with applicable Order [or, Exhibit A, Exhibit B]1. Client shall pay each of Provider’s invoices of any upfront payment immediately upon receipt of invoice and each of Provider’s other invoices within 30 days of receipt of invoice, by wire transfer to the account designated by Provider. Payment must be made without set-off or other deduction of any nature. The Service Fee is exclusive of, and Client shall pay, any applicable taxes (other than taxes on Provider’s income) and other fees of any nature imposed by or under the authority of any government authority.

3.5 [***]

3.6 No Clawbacks. Service Fee and other payments under this Section are non-cancelable and non-refundable.

3.7 Payment Default. In the event of an overdue payment (a “Payment Default”),(a) interest of 0.33‰ will be accrued daily (12% per annum) of the overdue payment as of the date of the Payment Default and (b) Provider may suspend the provision of the Services until the Payment

1 Note: If the document incorporating this Standard Term does not have the invoice/payment milestones arrangement as set in the Order, please use the wording in the bracket and add the invoice/payment milestones as Exhibit A or Exhibit B, as applicable, at the end of this Standard Term.

Default is rectified by Client. If the Payment Default is not rectified within 30 days, then it will be deemed an incurable material breach, and Provider may terminate the Agreement pursuant to Section 11.1(b).

4.	PROVISION OF SERVICES

4.1 Specifications. Provider shall provide the Services in accordance with the specifications of the Order.

4.2 Qualifications. Provider shall ensure that the Persons that provide the Services (the “Personnel”) (a) have the appropriate skills, training and experience and (b) are bound by confidentiality obligations consistent with the applicable terms of the Agreement.

4.3 Compliance. Provider shall provide the Services in compliance with Applicable Law and applicable GxP in all material respects.

4.4 On-Site Monitoring. Representatives of Client may, upon reasonable notice and at times reasonably acceptable to Provider, visit the facilities where the Services are provided and consult informally during such visits with appropriate Personnel in order to monitor the Services. The representatives will be bound by rules applicable to the facilities and may, at the reasonable discretion of Provider, be prohibited from entering or only given limited access to certain areas within the facilities. Provider may require that Client or the representatives execute an agreement that regulates the representatives’ conduct during their visit. Client shall be responsible for all expenses incurred in connection with such visits.

4.5 Safety. Client shall provide Provider with Client Materials and accurate information necessary for the performance of the Services in a timely manner and shall promptly and clearly inform Provider of the hazardous characteristics of such materials (the “Hazardous Information”) known to Client including but not limited to high potency, allergenicity, reproductive toxicity, cytotoxicity, genotoxicity, flammability and explosive characteristic of such Client Material. Client shall also provide Provider with complete supporting documentation of the Hazardous Information in Client’s possession (such as a safety data sheet (the “SDS”), toxicology reports issues by authoritative third parties, internal toxicology evaluation reports and other supporting documents). If the aforesaid Hazardous Information changes during the performance of the Services, Client shall promptly and accurately inform Provider of such changes and provide relevant information and supporting documentation thereof.

5.	SOURCING OF MATERIAL

5.1 Materials. Provider shall, at Client’s expense or as otherwise specified in the Order, purchase all materials necessary for the Services (the “Materials”). If a Material is not commercially available, then Client may elect to (a) supply the Material to Provider or (b) amend the Order to permit the use of a commercially available substitute.

5.2 Client Materials. If a Material is to be supplied by Client (a “Client Material”), then Client shall provide the Client Material at its expense in a timely manner and provide accurate information as may be required by Provider or Applicable Law concerning the stability, storage and safety requirements of Client Materials, target molecules, and any isolated or potentially isolated intermediates pursuant to Section 4.5. Provider shall ensure that the Client Material will be (a) used solely for the purpose of providing the Services, (b) only distributed to Personnel on a need-to-know basis for the provision of the Services and (c) preserved and protected in a manner consistent with the specifications of the Order and any relevant standard operating procedures or other instructions provided by Client.

5.3 Unused Client Materials and Other Materials. Provider shall, at Client’s option and expense, return, destroy or otherwise dispose of unused Client Materials promptly after the earlier of (a) completion of the Services for which the Client Materials were provided, (b) termination of the Agreement, or (b) receipt of written instructions from Client pertaining to their disposition. Provider may dispose of other unused Materials at its sole discretion.

6.	RECORDS

6.1 Storage. All materials, data and documentation obtained or generated by Provider in the course of providing the Services, including all computerized records and files (“Records”), will be maintained in a secure area in accordance with industry standards. The Records are the sole and exclusive property of Client.

6.2 Retention. Upon termination of the Agreement, Provider shall, at Client’s option, (a) destroy the Records, (b) deliver the Records to Client, or (c) retain the Records for three years and then destroy them. If the Records are to be destroyed, then Provider shall give 30-days’ written notice to Client, and Client may elect during the 30-day period to have the Records transferred to it. Notwithstanding the foregoing, the Records may be retained as required by Applicable Law or as otherwise necessary for regulatory or insurance purposes.

7.	INTELLECTUAL PROPERTY

7.1 Ownership. (a) Except as otherwise provided in the Standard Terms, (i) Provider has no rights in any Intellectual Property that is owned by or licensed to Client or any of its Affiliates (“Client IP”) and (ii) Client has no rights in any Intellectual Property that is owned by or licensed to Provider or any of its Affiliates (“Provider IP”). (b) Provider shall ensure that each of the Personnel vests in Provider any and all rights that such Person might otherwise have in the Intellectual Property created or developed in connection with the provision of the Services (“Project IP”). Provider hereby assigns and shall assign all right, title and interest in Project IP to Client. Client will, at its expense, have sole control of filing and prosecuting applications for, and maintenance and enforcement of, patents for Project IP. Provider shall, at Client’s expense, use reasonable efforts to assist Client to obtain, maintain and enforce the patents. Client shall promptly notify Provider of any patents granted for Project IP. Provider is responsible for all payments to be made to Personnel in accordance with Applicable Law requiring remuneration for inventions. (c) Notwithstanding the foregoing, Intellectual Property created or developed in connection with the provision of the Services that is derivative of Provider IP or that relates to manufacturing processes developed at Provider’s expense (“Manufacturing Improvements”) or experimental methods is Provider IP and not Project IP.

7.2 Licenses. (a) Client hereby grants, and shall ensure that each applicable Affiliate will promptly grant, to Provider and its Affiliates the limited right to use Client IP and Project IP for the purpose of providing the Services. (b) Provider hereby grants, and shall ensure that each applicable Affiliate will promptly grant, to Client and its Affiliates the limited right to use Provider IP for the purpose of using Project IP. Provider may, at its discretion, grant to Client the right to use Manufacturing Improvements under mutually satisfactory terms to be negotiated.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual. Each Party represents and warrants that (a) it validly exists under the laws of the jurisdiction in which it was organized, (b) it has the full power, right and authority to execute and deliver the Agreement and to perform its obligations under the Agreement, (c) the Agreement once executed will constitute a legal, valid and binding agreement enforceable against it and (d) its performance of the Agreement will not conflict with any obligations it may have to any other Person.

8.2 Infringement. Each Party represents and warrants that, to the best of its knowledge, the Services will not infringe the Intellectual Property rights of any third party.

8.3 Debarment. Provider represents and warrants that neither it nor any of the Personnel has been debarred, or, to the best of its knowledge, is under consideration for debarment, by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company pursuant to the Generic Drug Enforcement Act of 1992 or any other governmental authority pursuant to analogous laws.

Private & Confidential	2

8.4 Compliance with Law. Each Party (a) represents and warrants that neither it nor any of its Affiliates violated any Applicable Law in connection with actions leading up to entry into the Agreement and (b) shall, and shall ensure that each applicable Affiliate will, comply with all Applicable Law in connection with performance of the Agreement. Each Party shall immediately notify the other Party upon becoming aware of a breach of this Section. Breach of this Section with respect to the U.S. Foreign Corrupt Practices Act or any other anti-bribery law will be deemed an incurable material breach for purposes of Section 11.1(b).

9.	INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE

9.1 Third Party Claims. Each Party shall defend, indemnify and hold the other Party and its Affiliates and its and their directors, officers, employees, agents and consultants and legal, financial, accounting and other advisors (“Related Persons”) harmless from and against any and all liabilities and damages (including reasonable attorneys’ fees) (“Losses”) resulting from any third party claims, demands, suits or proceedings (“Claims”) to the extent arising out of or relating to (a) in the case that Provider is the indemnifying party, its performance of the Services, (b) in the case that Client is the indemnifying party, its use of Project IP or deliverables produced under the Agreement, (c) a material breach of the Agreement by the indemnifying party, (d) a material violation of Applicable Law by the indemnifying party or any of its Related Persons or (e) the negligence, recklessness or willful misconduct of the indemnifying party or any of its Related Persons during the course of activities carried out in connection with the Agreement. The indemnification obligations set forth in this Section 8.1 do not apply to the extent that the Loss arises in whole or in part from the negligence, recklessness or willful misconduct of the indemnified party or any of its Related Persons.

9.2 Intellectual Property Claims. Client shall defend, indemnify and hold Provider and its Related Persons harmless from and against Losses resulting from Claims arising out of or related to infringement of any Intellectual Property rights in connection with the Services other than Claims that are solely based on Provider IP independent of the Services. Provider shall defend, indemnify and hold Client and its Related Persons harmless from and against Losses resulting from Claims arising out of or related to infringement of any Intellectual Property rights in connection with the Services and that are solely based on Provider IP independent of the Services.

9.3 Defense. Each Party shall notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to Section 9.1 or 9.2. The indemnifying party may control, at its own expense, the defense of the Claim in good faith with counsel of its choice as long as such counsel is reasonably acceptable to the indemnified party. The indemnified party shall use reasonable efforts to cooperate in the defense and may participate at its own expense using its own counsel. No compromise or settlement of any Claim may be made by the indemnifying party without the indemnified party’s written consent unless (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (c) the indemnified party’s rights under the Agreement are not adversely affected.

9.4 Limitations on Liability. Except for Losses arising from breach of confidentiality obligations or from a Party’s gross negligence or willful misconduct: (a) neither Party will be liable to the other Party for breach-of-contract damages that (i) the breaching party could not reasonably have foreseen on entry into the Agreement or (ii) result from special circumstances of the non-breaching party; (b) Provider’s maximum aggregate total liability in connection with the Agreement will not exceed the total payments received under the Agreement; and (c) Subject to the limitations set forth in this Section 9.4, in the event that the Provider commits a breach of the warranty set forth in Section 4.1 above, Provider’s sole liability, and Client’s sole remedy shall be for Provider to conform, at Provider’s cost and expense, the affected work or portion of the research affected by the breach to the relevant specification.

9.5 Insurance. Each Party shall ensure that insurance coverage is carried and maintained with a financially sound and reputable insurer against loss from such risks and in such amounts as is sufficient to support its obligations under the Agreement. Each Party shall provide a copy of the applicable insurance policy if requested by the other Party.

10.	CONFIDENTIALITY AND PUBLICITY

10.1 Confidentiality. Subject to Section 10.2, during the term of the Agreement and for five years thereafter, the Receiving Party shall, and shall ensure that its Related Persons will, (a) maintain the Confidential Information in confidence, (b) not use the Confidential Information other than in connection with the Agreement and (c) not disclose the Confidential Information to any third party other than (i) those of its Related Persons that have a need to know the Confidential Information in connection with the Services and are obligated to maintain the Confidential Information in confidence and (ii) to the extent required by applicable law or reasonably necessary to prosecute or defend litigation or arbitration, and, in either case, only after the Receiving Party gives the Disclosing Party reasonable advance notice of such disclosure and uses reasonable efforts to secure confidential treatment of the Confidential Information. Notwithstanding the foregoing, the existence of the Agreement and its non-technical terms may be disclosed confidentially in connection with a potential financing or acquisition.

10.2 Exceptions to Confidentiality. The obligations of Section 10.1 do not apply to Confidential Information if (a) the Confidential Information is public knowledge or becomes public knowledge after disclosure through no fault of the Receiving Party or any of its Related Persons, (b) the Confidential Information can be shown by the Receiving Party to have been in its or any of its Related Persons’ possession prior to disclosure, (c) the Confidential Information was received from a third party that was not obligated to the Disclosing Party or any of its Related Persons to maintain the Confidential Information in confidence, or (d) the Receiving Party can show that equivalent information was developed independently by the Receiving Party or any of its Related Persons without recourse to the Confidential Information.

10.3 Return of Confidential Information. Upon termination of the Agreement, and if requested in writing by the Disclosing Party within 30 days thereafter, the Receiving Party shall cause all Confidential Information to be promptly destroyed or returned to the Disclosing Party; provided, however, that (a) the Receiving Party may retain a single secure copy of any Confidential Information for legal archival purposes and (b) electronic back-up files that have been created by routine archiving and back-up procedures need not be deleted.

10.4 Publicity. Each Party shall not, and shall ensure that its Related Persons will not, use the name, symbols or marks of the other Party or any of its Affiliates in any advertising or publicity material or make any form of representation or statement that would constitute an express or implied endorsement by the other Party or any of its Affiliates of any commercial product or service without the other Party’s or Affiliate’s prior written consent.

11.	TERM AND TERMINATION

11.1 Agreement. The term of the Agreement commences on the date hereof and will terminate upon completion of the Services. Notwithstanding the foregoing, either Party may terminate the Agreement:(a) at any time with three months’ advance notice to the other Party; or (b) immediately upon notice to the other Party if (i) a material breach of the Agreement by the other Party remains uncured 30 days after notice of the material breach was received by the other Party and (ii) the material breach was not caused by the Party terminating the Agreement or any of its Affiliates.

11.2 Survival. Upon termination of the Agreement, all outstanding rights and obligations between the Parties arising out of or in connection with the Agreement will immediately terminate, other than any obligations that (a) matured prior to the effective date of the termination or (b) by their nature are intended to survive.

11.3 Termination Fee. If whole or portion of Services (“Canceled Service”) of the Agreement is terminated, then Client shall pay Provider for the Services rendered and all non-cancelable obligations in connection with the Services. If the Canceled Services do not cover manufacturing services and are terminated by Provider due to Client’s material breach, then Provider may [***].

Private & Confidential	3

12.	SHIPPING

12.1 All materials to be provided by Provider to Client will be delivered FCA (carrier named by Client) (Incoterms 2010), including deliverables produced under the Agreement, returned Client Materials, returned Records and returned Confidential Information. For the avoidance of doubt, FCA (carrier named by Client) means Provider is responsible for handing over the materials, cleared for export, to a carrier named by Client. Client assumes risk at hand over and pays all costs.

12.2 All materials to be provided by Client to Provider will be delivered DDP (site designated by Provider) (Incoterms 2010), including Materials provided by Client and Client Materials. For the avoidance of doubt, DDP (site designated by Provider) means Client is responsible for delivery to and unloading at the site designated by Provider and pays all costs including import duties and taxes.

13.	MISCELLANEOUS

13.1 Force majeure. Neither Party shall be liable for non-fulfilment of its obligations under the Agreement if such non-fulfilment is due to an occurrence of force majeure. Each Party shall use reasonable efforts to mitigate adverse consequences.

13.2 Assignment. The Agreement may not be assigned by a Party without the prior written consent of the other Party; provided, however, that a Party may assign the Agreement to an Affiliate with a net worth or insurance commensurate with the obligations to be assumed. Any purported assignment in violation of this Section is void.

13.3 Notices. All notices, requests, demands and other communications required under the Agreement must be in writing and will be deemed to have been given or made and sufficient in all respects when delivered by reputable international courier to the following addresses: (a) if to Client, then to the address provided in the Order [***].

13.4 Independent Contractor. The parties are independent contractors, and nothing contained in the Agreement may be deemed or construed to create a partnership, joint venture, employment, franchise, agency, fiduciary or other relationship between the parties.

13.5 Non-Solicitation. During the term of the Agreement and for one year thereafter, Client shall not induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Provider or any of its Affiliates to leave his or her employment or business association.

13.6 Governing Law. The laws of Hong Kong, without giving effect to principles of conflict of laws, govern all matters relating to the Agreement.

13.7 Arbitration. The parties shall engage in good faith consultation to resolve any dispute, controversy, or claim arising out of, relating to, or in connection with the Agreement, including with respect to its formation, applicability, breach, termination, validity or enforceability. Such consultation will begin immediately after one party has delivered to the other party a request for consultation. If the dispute, controversy, or claim cannot be resolved within 30 days following the date on which the request for consultation is delivered, then it will be finally settled by arbitration. The arbitration will be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration to be conducted in accordance with the Arbitration Rules of HKIAC in effect at the time of submission. The place of arbitration will be Hong Kong. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed by HKIAC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each party’s Confidential Information. During the course of arbitration, the parties shall continue to implement the terms of the Agreement. The arbitral award will be in writing, state the reasons for the award, and be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof over the relevant party or its assets. Notwithstanding the foregoing, each party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator.

13.8 Entire Agreement; Non-Reliance. The Agreement contains the entire agreement between the parties with respect to the subject matter of the Agreement. Prior agreements are hereby superseded. For the avoidance of doubt, prior confidentiality obligations are superseded to the extent that they cover Confidential Information. Each party disclaims that it is relying on any representations or warranties other than those set forth in the Agreement, and irrevocably waives any rights that it might otherwise have to extra-contractual remedies, including claims in tort relating to communications outside of the Agreement.

13.9 Amendment. No modification or waiver of any term of the Agreement or any other form of amendment to the Agreement will be binding unless made expressly in writing and signed by both parties.

13.10 No Third Party Beneficiaries. The provisions of the Agreement are for the sole benefit of the parties.

13.11 Waiver. The waiver by either party of any breach of any term of the Agreement will not constitute a waiver of any other breach of the same or any other term. Failure or delay on the part of either party to fully exercise any right under the Agreement will not constitute a waiver or otherwise affect in any way the same or any other right.

13.12 Severability. If any provision in the Agreement is held to be invalid, illegal or unenforceable in any respect, then (a) the provision will be replaced by a valid and enforceable provision that achieves as far as possible the intention of the parties and (b) all other provisions of the Agreement will remain in full force and effect as if the original Agreement had been executed without the invalidated, illegal or unenforceable provision.

[***]

Private & Confidential	4